Exhibit 10.13

July 7, 2020

Scott Marcus

[address]

[address]

Re:	Offer of Employment

Dear Scott,

Vital Farms, Inc. (the “Company”) is pleased to offer you continued employment on the terms set forth in this Amended and Restated Offer Letter (the “Agreement”). Subject to your execution of this Agreement, as provided below, effective as of July 7, 2020 (the “Effective Date”), this Agreement amends, restates and supersedes prospectively in its entirety your prior offer letter with the Company dated February 11, 2016 (the “Prior Agreement”)

As of the Effective Date, your position will continue to be Chief Marketing Officer, performing such duties as are normally associated with this position and such duties as are assigned to you from time to time. You will continue to report to Russell Diez-Canseco, Chief Executive Officer, and work at the Company’s headquarters in Austin, Texas. This is a full-time position. As an exempt salaried employee, you will continue to devote substantially all of your business time and attention to the business of the Company and will not be eligible for overtime compensation.

Your initial base salary will continue to be at the rate of $9,615.38 bi-weekly, which equates to $250,000 on an annualized basis, payable in accordance with the Company’s standard payroll practices and subject to applicable deductions and withholdings.

You will also remain eligible to participate in the 401(k) plan maintained by the Company, which currently provides for a bi-weekly employer contribution equal to 3% of your earnings (subject to IRS employer contribution limits), as well as a $650 per month car allowance, $40 per month cell-phone reimbursement and $50 per month internet reimbursement (while working from home) in accordance with the Company’s policies on expense reimbursement. As a leader in our company, you will remain eligible for time off under our management time off policy and will not be subject to the standard PTO limits. You will be entrusted to manage your work and time off in accordance with such policy and the business and operational needs of the Company.

Additionally, you will continue to be eligible to earn a discretionary annual bonus (the “Annual Bonus”) at an annual target amount of 50% of your base salary. Whether any Annual Bonus is awarded will be based upon the Company’s assessment of your performance and the Company’s attainment of goals as set by the Board of Directors in its sole discretion. Following the close of each fiscal year, the Company will determine in its sole discretion whether it will award you an Annual Bonus and the amount of any such Annual Bonus. No amount of the Annual Bonus is guaranteed, and in addition to the other conditions for being awarded such compensation, you must be an employee in good standing on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus. No partial or prorated bonuses will be provided. The Annual Bonus, if any, will be paid, less applicable payroll deductions and withholdings, as soon as practicable after the end of the fiscal year for which it was earned, but in no event will it be paid later than March 15 of the year following the fiscal year for which it was earned.

The parties acknowledge that you were previously awarded certain option grants pursuant to the terms of your Prior Agreement, the Company’s equity incentive plan and any applicable award agreements, which options shall remain in effect and unchanged by this Agreement.

Your continued employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will continue to be eligible to participate on the same basis as similarly situated employees in the Company’s current benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

Your employment with the Company will continue be “at will” which means that either you or the Company may terminate your employment at any time for any reason, with or without advance notice.

As a condition of your continued employment, you are to continue to comply with the Proprietary Information and Inventions Agreement you signed on February 11, 2016 which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter you are representing that you have full authority to accept continued employment and continue to perform the duties of your position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to continue to honor all obligations to former employers during your employment with the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with your Proprietary Information and Inventions Agreement, set forth the entire understanding between us and supersedes prospectively any prior representations or agreements, whether written or oral, including but not limited to the Prior Agreement; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust rate of pay, salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities and reporting relationships.

As you know, this is an exciting time for our business and for our industry. We are grateful for your contributions to our success and look forward to the opportunity to continue working you. Please indicate your acceptance of this offer by signing below and returning to me.

Sincerely,

Vital Farms, Inc.

/s/ Margaux Gillman

Name:	Margaux Gillman
Title:	Vice President of Talent & Culture

ACCEPTED AND AGREED TO:

/s/ Scott Marcus
(Signature)

Date:	July 7, 2020